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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               SIX MONTHS ENDED JUNE 30,      THREE MONTHS ENDED
                                                                                   JUNE 30,
                                               -------------------------     ---------------------
                                                  1995           1994          1995         1994
                                               ----------     ----------     --------     --------
Average outstanding shares used in the
  computation of per share earnings:
  Common stock(a)............................     506,086        506,086      506,086      506,086
  Common stock in treasury(a)................     (32,153)       (30,542)     (32,070)     (31,240)
                                               ----------     ----------     --------     --------
                                                  473,933        475,544      474,016      474,846
                                                =========      =========     ========     ========
Net income (applicable to common stock)......  $1,205,941     $1,055,312     $633,785     $549,694
                                                =========      =========     ========     ========
Net income per share.........................  $     2.54     $     2.22     $   1.34     $   1.16
                                                =========      =========     ========     ========

- ---------------
(a) Adjusted for a common stock split in the form of a 50 percent common stock dividend paid July 28, 1995.
    The effects of all other common stock equivalents are not significant.

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